Exhibit 10.74

SECOND AMENDMENT TO THE LITTELFUSE DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

THIS SECOND AMENDMENT to the Littelfuse Deferred Compensation Plan for Non- Employee Directors (the "Plan") is made and entered into by Littelfuse, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), effective on the date approved by the Board of Directors of the Company ("the Board").

WITNESSETH

WHEREAS, the Board wishes to amend the Plan to more clearly set forth the mandatory six-month delay that applies to payments that are made upon a separation from service of a director who is a "specified employee" within the meaning of Section 409A of Internal Revenue Code; and

WHEREAS, the Board has reserved the right to amend the Plan from time to time.

NOW, THEREFORE, the Plan is amended to add the following new paragraph to the end of Section 4.1:

"Notwithstanding any provision in the Plan to the contrary, if at the time of an Eligible Director's separation from service he or she is a "specified employee" (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then any payment under this Plan that is considered "nonqualified deferred compensation" under Code Section 409A that is payable on account of the Eligible Director's separation from service shall be delayed until the date which is the earlier of (A) the later of the expiration of eighteen (18) months following the date the Plan was amended to add this paragraph and the expiration of six (6) months following the date of the Eligible Director's separation from service, and (B) the date of the Eligible Director's death, at which time all payments delayed pursuant to this paragraph shall be paid or reimbursed to the Eligible Director in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them in this Plan. The above specified employee delay shall not apply to any payments that are excepted from coverage by Code Section 409A."

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Amendment to evidence its approval by the Board on October 25, 2013.

LITTELFUSE, INC.

By:	/s/ Ryan K. Stafford
Ryan K. Stafford
Vice President, Human Resources and General Counsel